The Mexico Equity and Income Fund, Inc.

Form N-SAR Report for the Period Ended 1/31/17

Item 77-C (1)

Results of Annual Stockholders Meeting

The Funds Annual Stockholders meeting was held on December 15, 2016, at the offices of U.S. Bancorp Fund Services LLC, 777 E. Wisconsin Avenue,
Milwaukee, WI
53202.As of October 13, 2016, the record date, outstanding shares of common stock were 7,374,569.
Holders of 6,476,989 common shares of the Fund were present at the meeting either
in person or by proxy. These holders, as being holders of a majority of the
outstanding shares of the Fund, constituted a quorum. The stockholders voted on
one proposal. The stockholders elected two Directors to the Board of
Directors.
The following table provides information concerning the matters voted on at the meeting:

I.  Election of Directors - Common
      Votes For Votes Withheld

(A) Gerald Hellerman       3,434,444 3,042,545

I.  Election of Directors - Common
      Votes For Votes Withheld
(B) Glenn Goodstein      3,436,684 3,040,306